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                                                               EXHIBIT 21


List of Subsidiaries of the Registrant

Maguire Insurance Agency, Inc., a Pennsylvania Corporation
PCHC Investment Corp., a Delaware Corporation
Philadelphia Indemnity Insurance Company, a Pennsylvania Corporation Philadelphia Insurance Company, a Pennsylvania Corporation
Liberty American Insurance Group, Inc., a Delaware Corporation
Mobile USA Insurance Company, a Florida Corporation
Liberty American Insurance Company, a Florida Corporation
Mobile Homeowners Insurance Agencies, Inc., a Florida Corporation
Liberty American Premium Finance, a Florida Corporation







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